UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 23, 2010

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York 11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2010, Veeco Instruments Inc. (“Veeco”) announced that it had entered into an agreement to sell its metrology business (the “Business”) to Bruker Corporation (“Bruker”), a leading provider of high-performance scientific instruments and solutions for molecular and materials research, for $229 million in cash (the “Metrology Sale”).

On September 23, 2010, Veeco entered into an agreement with Mark R. Munch, Ph.D., Executive Vice President, Metrology and Instrumentation, to provide certain retention and transaction incentives (the “Agreement”) as a means of securing Dr. Munch’s continued service to Veeco through the Metrology Sale closing date and his assistance with the transition and integration of the Business to Bruker and to provide Dr. Munch additional financial security during and after this period.  The Agreement provides:

•                  Transaction Incentive.  In exchange for (i) Dr. Munch’s continued employment with Veeco and (ii) provided that the Metrology Sale is closed and generates sale proceeds of $180 million or more, Dr. Munch will receive a Transaction Incentive based on the value of the deal.  The Transaction Incentive amount is based on a formula tied to the value of the deal. The following examples are provided as a reference:

Deal Sale Proceeds	Transaction Incentive
$180 million	$540,000
$200 million	$720,000
$229 million	$1,137,600
$250 million	$1,440,000

The actual Transaction Incentive will be determined between the amounts shown above and calculated based on the actual value of the deal.  Payment of the Transaction Incentive, if earned, will be made in a single lump sum within 30 days of the Metrology Sale closing date.

•                  Equity Incentive.  In exchange for (i) Dr. Munch’s continued employment with Veeco, and (ii) provided that the transaction is closed and generates sale proceeds of $200 million or more, then, on the Metrology Sale closing date, Dr. Munch will receive:

•                  The acceleration of vesting, by twelve months, of any then current, outstanding and unvested Veeco equity award held by Dr. Munch, and

•                  A period of twelve months, not to exceed the original term of the stock option award, during which any outstanding, vested stock options held by Dr. Munch may be exercised.

•                  Additional Equity Incentive.  Additionally, provided that (i) Dr. Munch accepts a “Comparable Offer” of employment (as defined below) with Bruker, and (ii) he remains in Bruker’s employment for a period of at least six months following the Metrology Sale closing date, then on the six month anniversary of the closing date, Dr. Munch will receive:

•                  The acceleration of vesting of any current and outstanding Veeco equity award held by Dr. Munch and remaining unvested at such time, and

•                  A period of six months, not to exceed the original term of the stock option award, during which any such outstanding, vested stock options held by Dr. Munch may be exercised.

A “Comparable Offer” is any offer of employment by Bruker that does not trigger the Good Reason provisions contained in Veeco’s Senior Executive Change in Control Policy(the “CIC Policy”).

The Transaction Incentive, Equity Incentive and Additional Equity Incentive will expire if the Metrology Sale is not closed on or before July 1, 2011.

•                  Management Bonus.  As a participant in the Veeco Management Bonus Plan, Dr. Munch will be entitled to receive pro-rated management bonus awards, if earned, for the year in which Dr. Munch’s employment with Veeco terminates as a result of the Metrology Sale.  Payment of earned bonuses will be made no later than the time at which bonuses are paid to Veeco’s bonus plan participants generally.

•                  Senior Executive Change in Control Policy.  Dr. Munch is a participant in the CIC Policy.  Under the CIC Policy, if Dr. Munch accepts employment with Bruker, then he may be entitled to certain severance benefits in the event his employment with Bruker is terminated in connection with or during the 18 month period following a Group Change in Control, such as the Metrology Sale.  In the event Dr. Munch qualifies for and is paid benefits under the Agreement and later qualifies for similar benefits under the CIC Policy, no benefits will be payable under the CIC Policy which are duplicative of the benefits payable under the Agreement.

•                  Eligibility Requirements.  In order to receive the benefits under the Agreement, Dr. Munch must:

•                  Remain employed by Veeco (or Bruker, as the case may be) until such benefit is earned, except as may be otherwise specified in the Agreement,

•                  Devote his full-time working hours to his employment with Veeco (or Bruker, as the case may be),

•                  Perform his job responsibilities and any other duties that may be assigned in connection with the Metrology Sale and transition in good faith and to the best of his abilities, and

•                  Execute (and not revoke) a general release of claims in a form satisfactory to Veeco (provided that he does not have to release claims for payments or benefits to be provided under the Agreement at a future date).

The Agreement will be filed with the Commission in an upcoming filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

September 29, 2010	By:	/s/ Gregory A. Robbins

Gregory A. Robbins
Senior Vice President and General Counsel